Exhibit 99.1

+News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Profits for 3rd Quarter

Seventh Consecutive Quarter of Profitability

11.8% Annualized Return on Average Equity for First Nine Months of 2015

LOS ANGELES, CA — (BUSINESS WIRE) — October 28, 2015 — Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”, and collectively with the Company, “Broadway”), today reported net income of $979 thousand, or $0.03 per diluted common share, for the third quarter of 2015, compared to net income of $765 thousand, or $0.04 per diluted common share for the third quarter of 2014.   For the nine months ended September 30, 2015, the Company reported net income of $3.4 million, or $0.12 per diluted common share, compared to $1.8 million, or $0.09 per diluted common share for the first nine months of 2014.

Chief Executive Officer, Wayne Bradshaw commented, “I am happy to announce that we have now been profitable for seven consecutive quarters despite a highly competitive lending environment and lending restrictions resulting from the regulatory orders currently in effect for the Bank.  We began 2015 with two primary objectives: (i) establishing Broadway as a leading lender for multi-family residential properties in Southern California, particularly properties within our core market of low-to-moderate income communities; and (ii) obtaining rescission of the regulatory orders and related restrictions that have now been in effect for five years.  We believe that we have accomplished our first goal as supported by our track record of growing loan originations: for the first nine months of 2015 we originated over $100 million of new loans secured by multi-family residential (“MFR”) properties, after originating over $95 million of MFR loans for the full calendar year in 2014, and over $37 million in 2013, when we initiated our focus on this market.  This MFR loan growth has been accomplished by leveraging our team’s established network of relationships with owners and managers of smaller, multi-family properties, and their brokers, within low-to-moderate income communities.

During the first nine months of 2015, we implemented a number of changes to our balance sheet as part of our plan to obtain rescission of the regulatory orders in effect for Broadway.  As previously disclosed, over the past few years we have implemented changes to our policies, procedures and personnel to comply with the Consent Order entered into by the Bank with the Office of the Comptroller of the Currency (“OCC”) (the “Consent Order”) and related restrictions imposed by the OCC, the Bank’s primary regulator.  Since late 2014 the primary regulatory restriction impacting our operations has been a limitation on our loan concentration in multi-family lending.  As a result, we have been selling multi-family loans throughout 2015, which, with the sale of over $80 million of multi-family loans during the third quarter, totaled $140 million of loan sales through the end of September.  More importantly, the Bank is now below the limitation on loan concentration in multi-family lending prescribed by the OCC.  Nonetheless, we are further expanding our capacity for holding new MFR loans that we expect to originate by re-investing proceeds from the year-to-date loans sales, as well as funds received from an increase in deposits, into the purchase of prime single family residential (“SFR”) loans; as of the end of September we had committed to purchase over $110 million of prime SFR loans, which we expect to close early in the fourth quarter.  These steps are designed to help us obtain rescission of the Consent Order, as well as grow our core earnings, diversify our portfolio mix, and expand our capacity for growth in core interest earnings assets.

In addition, during the third quarter we continued our efforts to improve the quality of our loan portfolio and assets as part of our plan to obtain rescission of the Consent Order.  These efforts resulted in the following at September 30, 2015:

•                  Non-performing loans were $5.7 million, or 2.5% of total loans and 1.4% of total assets, including $4.6 million of non-performing loans for which the borrowers were current in their payments;

•                  Delinquencies were $1.3 million, or 0.54% of total loans;

•                  Annualized net charge-offs were 0.02% of average loans for the first nine months of 2015;

•                  The allowance for loan and lease losses (“ALLL”) was 532% of total delinquent loans;

•                  Real estate owned (“REO”) consisted of one property with a book value of less than $600 thousand, which was sold shortly after the end of the third quarter;

•                  The Bank’s Total Risk-Based Capital ratio was 21.35% and Leverage Ratio was 11.83%.”

Earnings Summary

For the third quarter of 2015, net interest income before loan loss provision recapture totaled $2.8 million, compared to $2.9 million for the third quarter of 2014.  The decrease in net interest income of $118 thousand primarily resulted from a decrease of 37 basis points in the average yield on loans, which was partially offset by the impact of an increase of $8.7 million in the average balance of loans receivable (including loans held for sale).  The lower average yield on loans for the third quarter of 2015 was primarily due to payoffs of loans that carried higher coupon rates than the average yield on total loans, lower coupon rates on loan originations as a result of the low interest rate environment, and higher amortization expense on deferred origination costs.

Our net interest margin declined to 3.09% in the third quarter of 2015 from 3.56% in the comparable period in 2014 because of the decline in average yield on loans, but this was partially offset by a reduction of 11 basis points (0.11%) in the cost of funds.

For the first nine months of 2015, net interest income before loan loss provision recapture totaled $8.9 million, compared to $8.6 million for the first nine months of 2014.  The increase in net interest income of $269 thousand primarily resulted from an increase of $30.5 million in the average balance of loans receivable.  The income from the higher average balance of loans receivable more than offset the impact of a lower average yield on the loans, which decreased 54 basis points to 4.92% for the first nine months of 2015 from 5.46% for the comparable period in 2014.  Our net interest margin declined to 3.36% in the first nine months of 2015 from 3.55% in the comparable period in 2014 because of the decline in average yield on loans, offset in part by a reduction of 9 basis points (0.09%) in the cost of funds.

The Company recorded a loan loss provision recapture of $200 thousand for the third quarter of 2015, compared to $950 thousand for the same period a year ago.  The loan loss provision recapture during the third quarter of 2015 was primarily due to the continued improvements in asset quality.

Non-interest income for the third quarter of 2015 totaled $992 thousand, compared to $165 thousand for the third quarter of 2014.  The increase of $827 thousand in non-interest income during the third quarter of 2015 was primarily due to a net gain on sale of loans of $738 thousand and an increase of $23 thousand in gain on sale of REOs.

Non-interest expense for the third quarter of 2015 totaled $3.0 million compared to $3.3 million for the third quarter of 2014.  The decrease of $263 thousand in non-interest expense during the third quarter of 2015 was primarily due to a decrease of $57 thousand in REO expense, principally reduced valuation write-downs, a decrease of $55 thousand in FDIC assessments, despite an increase in deposits, and a decrease of $149 thousand in other expense, primarily reflecting lower appraisal expenses and the reversal of previously recognized provisions related to unfunded loan commitments resulting from a decrease in unfunded loan commitments.

The Company recorded income tax provision of $8 thousand for the third quarter of 2015, compared to $0 for the third quarter of 2014.  The low tax expense and effective tax rate for both periods primarily reflected the use of tax carryforwards to offset current taxable income in the periods presented.  As of September 30, 2015, the Company had $7.6 million of deferred tax assets, which were fully reserved.

Balance Sheet Summary

Total assets increased by $53.0 million to $403.9 million at September 30, 2015 from $350.9 million at December 31, 2014, primarily reflecting an increase in deposits, discussed below.  The growth in assets was primarily invested in cash and cash equivalents, which increased by $129.7 million, reflecting the increase in deposits, the sale of $140.2 million in MFR loans, a decrease of $2.3 million in securities available-for-sale and a decrease of $1.5 million in REO.  As of September 30, 2015, the Bank had committed to purchase $110 million of prime SFR loans, which we expect to close early in the fourth quarter using cash and cash equivalents.

During the first nine months of 2015, we transferred $91.6 million of multi-family loans from held for investment to held for sale and allocated $57.6 million, or 57%, of our originations during the period as held for sale as part of our loan concentration risk management program.  Also, during the first nine months of the year, we completed sales of $140.2 million of multi-family loans, including $81.2 million in the third quarter that generated the net aggregate gain on loan sales mentioned above.

Deposits increased to $274.9 million at September 30, 2015 from $217.9 million at December 31, 2014, primarily reflecting an increase of $44.1 million in certificates of deposit and an increase of $12.9 million in core deposits, primarily from one deposit relationship.  FHLB advances decreased to $77.5 million at September 30, 2015 from $86.0 million at December 31, 2014, as we repaid $8.5 million of the more expensive advances with proceeds from our bulk loan sale of $46.8 million in June 2015.

Stockholders’ equity was $40.6 million, or 10.06% of the Company’s total assets, at September 30, 2015, compared to $37.3 million, or 10.62% of the Company’s total assets, at December 31, 2014.  The Company’s book value was $1.40 per share as of September 30, 2015, compared to $1.28 per share as of December 31, 2014.

At September 30, 2015, the Bank’s Total Capital ratio was 21.35%, its Common Equity Tier 1 Capital ratio was 20.08% and its Leverage ratio (Tier 1 Capital to adjusted total assets) was 11.83% compared to a Total Capital ratio of 17.69% and a Leverage ratio of 11.34% at December 31, 2014.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts.  The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our management’s current expectations, and involve risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes, risks associated with the Company’s efforts to implement new digital platforms for our customers, reduce problem assets and control expenses, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and 10-K/A and Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

SOURCE:  Broadway Financial Corporation

Contact: Wayne-Kent A. Bradshaw, Chief Executive Officer, (323) 556-3248: or

Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or

investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY

Selected Financial Data and Ratios (Unaudited)

(Dollars in thousands, except per share data)

	September 30, 2015	December 31, 2014
Selected Financial Condition Data and Ratios:
Total assets	$403,907	$350,863
Gross loans receivable	204,826	285,108
Allowance for loan losses	(6,728)	(8,465)
Loans receivable held for sale	27,945	19,481
Cash and cash equivalents	150,481	20,790
Securities available for sale, at fair value	14,796	17,075
Deposits	274,921	217,867
FHLB advances	77,500	86,000
Junior subordinated debentures	5,100	5,100
Total stockholders’ equity	40,648	37,258

Book value per share	$1.40	$1.28
Equity to total assets	10.06%	10.62%

Asset Quality Ratios:
Non-performing loans to total loans (including loans receivable held for sale)	2.47%	2.91%
Non-performing assets to total assets	1.56%	3.12%
Allowance for loan losses to total gross loans	3.28%	2.97%
Allowance for loan losses to total delinquent loans	532.28%	336.98%
Allowance for loan losses to non-performing loans	117.13%	95.52%

Non-Performing Assets:
Non-accrual loans	$5,744	$8,862
Loans delinquent 90 days or more and still accruing	—	—
Real estate acquired through foreclosure	558	2,082
Total non-performing assets	$6,302	$10,944

	Three Months Ended September 30,				Nine Months Ended September 30,
	2015		2014		2015		2014
Selected Operating Data and Ratios:
Interest income	$3,729		$3,875		$11,746		$11,546
Interest expense	931		959		2,848		2,917
Net interest income before loan loss provision recapture	2,798		2,916		8,898		8,629
Loan loss provision recapture	200		950		1,700		2,532
Net interest income after loan loss provision recapture	2,998		3,866		10,598		11,161
Non-interest income	992		165		2,127		562
Non-interest expense	(3,003)		(3,266)		(9,279)		(9,907)
Income before income taxes	987		765		3,446		1,816
Income tax expense	8		—		16		3
Net income	$979		$765		$3,430		$1,813

Earnings per common share — basic and diluted	$0.03		$0.04		$0.08		$0.09

Loan originations	$36,288	(2)	$26,633		$100,398	(2)	$67,191

Net charge-offs (recoveries) to average loans	(0.01	)%(1)	(0.92	)%(1)	0.02	%(1)	(0.72	)%(1)
Return on average assets	1.06	%(1)	0.91	%(1)	1.27	%(1)	0.73	%(1)
Return on average equity	9.81	%(1)	11.36	%(1)	11.78	%(1)	9.15	%(1)
Net interest margin	3.09	%(1)	3.56	%(1)	3.36	%(1)	3.55	%(1)

(1)         Annualized

(2)         Includes loans held for sale originations of $26.2 million and $57.6 million for the three and nine months ended September 30, 2015, respectively.